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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm as experts in Part II, Item 3 of the Registration Statement (Form S-8) pertaining to the TheraTech, Inc. Amended and Restated 1992 Employees' Stock Option Plan, the TheraTech, Inc. Amended and Restated 1992 Directors' Stock Option Plan, and the TheraTech, Inc. 1993 Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 7, 1997, with respect to the consolidated financial statements of TheraTech, Inc. incorporated by reference in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 12, 1997